UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.  5)   *

Protagonist Therapeutics, Inc.
(Name of Issuer)
Common Stock, par value $0.00001 per share
(Title of Class of Securities)
74366E102
(Cusip Number)
December 31, 2022
(Date of Event which Requires Filing of this Statement)
Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)
Page 1 of 39 Pages
Exhibit Index Found on Page 38

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Farallon Capital Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 601,195 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 601,195 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 601,195 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.2% [1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

1 Includes 259,595 Shares for which Warrants currently are exercisable.  Excludes 17,905 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 2 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 537,427 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 537,427 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 537,427 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.1%[1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

1 Includes 273,627 Shares for which Warrants currently are exercisable.  Excludes 18,873 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 3 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners II, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION California
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 124,713 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 124,713 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 124,713 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.3%[1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

1 Includes 49,113 Shares for which Warrants currently are exercisable.  Excludes 3,387 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 4 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Farallon Capital Institutional Partners III, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 69,019 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 69,019 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 69,019 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%[1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

2 Includes 31,619 Shares for which Warrants currently are exercisable.  Excludes 2,181 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 5 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Four Crossings Institutional Partners V, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 92,496 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 92,496 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 92,496 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%[1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

3 Includes 42,096 Shares for which Warrants currently are exercisable.  Excludes 2,904 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 6 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Farallon Capital Offshore Investors II, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 1,287,056 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 1,287,056 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,287,056 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.6%[1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

4 Includes 667,756 Shares for which Warrants currently are exercisable.  Excludes 46,058 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 7 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Farallon Capital (AM) Investors, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 49,311 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 49,311 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 49,311 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.1%[1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

5 Includes 14,032 Shares for which Warrants currently are exercisable.  Excludes 968 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 8 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Farallon Capital F5 Master I, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 193,747 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 193,747 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 193,747 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%[1]
12	TYPE OF REPORTING PERSON (See Instructions) PN

6 Includes 65,377 Shares for which Warrants currently are exercisable.  Excludes 4,509 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 9 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Farallon Healthcare Partners Master, L.P.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,100,138
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,100,138
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,100,138
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.3%
12	TYPE OF REPORTING PERSON (See Instructions) PN

Page 10 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Farallon Partners, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 4,861,355 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 4,861,355 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,861,355 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.6%[1]
12	TYPE OF REPORTING PERSON (See Instructions) OO

7 Includes 1,337,838 Shares for which Warrants currently are exercisable.  Excludes 92,276 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 11 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Farallon Institutional (GP) V, L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 92,496 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 92,496 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 92,496 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.2%[1]
12	TYPE OF REPORTING PERSON (See Instructions) OO

8 Includes 42,096 Shares for which Warrants currently are exercisable.  Excludes 2,904 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 12 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Farallon F5 (GP), L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 193,747 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 193,747 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 193,747 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.4%[1]
12	TYPE OF REPORTING PERSON (See Instructions) OO

9 Includes 65,377 Shares for which Warrants currently are exercisable.  Excludes 4,509 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 13 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Farallon Healthcare Partners (GP), L.L.C.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 2,100,138
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 2,100,138
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,100,138
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.3%
12	TYPE OF REPORTING PERSON (See Instructions) OO

Page 14 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Joshua J. Dapice
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,055,102 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,055,102 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,055,102 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

10 Includes 1,403,215 Shares for which Warrants currently are exercisable.  Excludes 96,785 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 15 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Philip D. Dreyfuss
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,055,102 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,055,102 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,055,102 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

11 Includes 1,403,215 Shares for which Warrants currently are exercisable.  Excludes 96,785 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 16 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Hannah E. Dunn
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,055,102 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,055,102 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,055,102 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

12 Includes 1,403,215 Shares for which Warrants currently are exercisable.  Excludes 96,785 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 17 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Michael B. Fisch
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,055,102 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,055,102 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,055,102 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

13 Includes 1,403,215 Shares for which Warrants currently are exercisable.  Excludes 96,785 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 18 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Richard B. Fried
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,055,102 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,055,102 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,055,102 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

14 Includes 1,403,215 Shares for which Warrants currently are exercisable.  Excludes 96,785 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 19 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Varun N. Gehani
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,055,102 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,055,102 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,055,102 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

15 Includes 1,403,215 Shares for which Warrants currently are exercisable.  Excludes 96,785 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 20 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Nicolas Giauque
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION France
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,055,102 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,055,102 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,055,102 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

16 Includes 1,403,215 Shares for which Warrants currently are exercisable.  Excludes 96,785 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 21 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS David T. Kim
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,055,102 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,055,102 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,055,102 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

17 Includes 1,403,215 Shares for which Warrants currently are exercisable.  Excludes 96,785 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 22 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Michael G. Linn
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,055,102 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,055,102 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,055,102 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

18 Includes 1,403,215 Shares for which Warrants currently are exercisable.  Excludes 96,785 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 23 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Rajiv A. Patel
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,055,102 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,055,102 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,055,102 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

19 Includes 1,403,215 Shares for which Warrants currently are exercisable.  Excludes 96,785 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 24 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Thomas G. Roberts, Jr.
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,055,102 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,055,102 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,055,102 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

20 Includes 1,403,215 Shares for which Warrants currently are exercisable.  Excludes 96,785 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 25 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Edric C. Saito
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,055,102 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,055,102 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,055,102 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

21 Includes 1,403,215 Shares for which Warrants currently are exercisable.  Excludes 96,785 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 26 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS William Seybold
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,055,102 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,055,102 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,055,102 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

22 Includes 1,403,215 Shares for which Warrants currently are exercisable.  Excludes 96,785 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 27 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Daniel S. Short
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,055,102 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,055,102 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,055,102 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

23 Includes 1,403,215 Shares for which Warrants currently are exercisable.  Excludes 96,785 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 28 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Andrew J. M. Spokes
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,055,102 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,055,102 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,055,102 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

24 Includes 1,403,215 Shares for which Warrants currently are exercisable.  Excludes 96,785 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 29 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS John R. Warren
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,055,102 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,055,102 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,055,102 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

25 Includes 1,403,215 Shares for which Warrants currently are exercisable.  Excludes 96,785 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 30 of 39 Pages

13G
CUSIP No. 74366E102

1	NAMES OF REPORTING PERSONS Mark C. Wehrly
2
CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                                                                      (a) [     ]
                                                                                                                                                      (b) [ X ]**
** The reporting persons making this filing hold an aggregate of 3,651,887 Shares (as defined in Item 2) and hold Warrants (as defined in the Preliminary Note) exercisable for an aggregate of 1,500,000 Shares.  Due to exercise limitations set forth in the Warrants pursuant to the Beneficial Ownership Limitation (as defined in the Preliminary Note), as of the date of this filing the reporting persons have the right to exercise Warrants for up to an aggregate of 1,403,215 Shares.  Accordingly, as of the date of this filing the aggregate Shares and Warrants held by the reporting persons represent beneficial ownership of 9.99% of the class of Shares.  The reporting person on this cover page, however, is a beneficial owner only of the securities reported by it on this cover page.

3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 5,055,102 [1]
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 5,055,102 [1]
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,055,102 [1]
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions) [ ]
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9.99%[1]
12	TYPE OF REPORTING PERSON (See Instructions) IN

26 Includes 1,403,215 Shares for which Warrants currently are exercisable.  Excludes 96,785 Shares for which Warrants are not currently exercisable due to the Beneficial Ownership Limitation (as defined in the Preliminary Note).

Page 31 of 39 Pages

This Amendment No. 5 to Schedule 13G amends and restates in its entirety the Schedule 13G initially filed on August 20, 2018 (together with all prior and current amendments thereto, this “Schedule 13G”).

Preliminary Note:

As of the date of this report, the Farallon Funds hold an aggregate of: (i) 3,651,887 Shares; (ii) 750,000 Class A Common Stock Purchase Warrants (“Class A Warrants”), each of which currently is exercisable, pursuant to the terms thereof, to purchase one Share; and (iii) 750,000 Class B Common Stock Purchase Warrants (the “Class B Warrants” and, together with the Class A Warrants, the “Warrants”), each of which currently is exercisable, pursuant to the terms thereof, to purchase one Share.

The terms of the Warrants provide that Warrants may not be exercised if, after such exercise, the Reporting Persons would beneficially own, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, more than 9.99% of the Shares then issued and outstanding (the “Beneficial Ownership Limitation”).  As of the date hereof, the Beneficial Ownership Limitation permits the Farallon Funds to exercise Warrants for an aggregate of not more than 1,403,215 Shares.  In providing the beneficial ownership information set forth herein, the Reporting Persons have assumed that the aggregate remaining 96,785 Warrants held by the Farallon Funds are not exercisable due to the Beneficial Ownership Limitation.

Capitalized terms used in this Preliminary Note without definitions have the meanings ascribed to them below.

Item 1. Issuer

(a) Name of Issuer:

Protagonist Therapeutics, Inc. (the “Company”)

(b) Address of Issuer’s Principal Executive Offices:

7707 Gateway Blvd., Suite 140
Newark, CA 94560

Item 2. Identity and Background

Title of Class of Securities and CUSIP Number (Items 2(d) and (e))

This statement relates to shares of Common Stock, par value $0.00001 per share (the “Shares”), of the Company.  The CUSIP number of the Shares is 74366E102.

Name of Persons Filing, Address of Principal Business Office and Citizenship (Items 2(a), (b) and (c))

This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the “Reporting Persons”.

Page 32 of 39 Pages

The Farallon Funds

(i)
Farallon Capital Partners, L.P., a California limited partnership (“FCP”), with respect to the Shares held by it and the Shares that as of the date hereof it has the right to acquire upon the exercise of Warrants;

(ii)
Farallon Capital Institutional Partners, L.P., a California limited partnership (“FCIP”), with respect to the Shares held by it and the Shares that as of the date hereof it has the right to acquire upon the exercise of Warrants;

(iii)
Farallon Capital Institutional Partners II, L.P., a California limited partnership (“FCIP II”), with respect to the Shares held by it and the Shares that as of the date hereof it has the right to acquire upon the exercise of Warrants;

(iv)
Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership (“FCIP III”), with respect to the Shares held by it and the Shares that as of the date hereof it has the right to acquire upon the exercise of Warrants;

(v)
Four Crossings Institutional Partners, L.P., a Delaware limited partnership (“FCIP V”), with respect to the Shares held by it and the Shares that as of the date hereof it has the right to acquire upon the exercise of Warrants;

(vi)
Farallon Capital Offshore Investors II, L.P., a Cayman Islands exempted limited partnership (“FCOI II”), with respect to the Shares held by it and the Shares that as of the date hereof it has the right to acquire upon the exercise of Warrants;

(vii)
Farallon Capital (AM) Investors, L.P., a Delaware limited partnership (“FCAMI”), with respect to the Shares held by it and the Shares that as of the date hereof it has the right to acquire upon the exercise of Warrants;

(viii)
Farallon Capital F5 Master I, L.P., a Cayman Islands exempted limited partnership (“F5MI”), with respect to the Shares held by it and the Shares that as of the date hereof it has the right to acquire upon the exercise of Warrants; and

(ix)	Farallon Healthcare Partners Master, L.P., a Cayman Islands exempted limited partnership (“FHPM”), with respect to the Shares held by it.

FCP, FCIP, FCIP II, FCIP III, FCIP V, FCOI II, FCAMI, F5MI and FHPM are together referred to herein as the “Farallon Funds.”

The Farallon General Partner

(x)
Farallon Partners, L.L.C., a Delaware limited liability company (the “Farallon General Partner”), which is (i) the general partner of each of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI and (ii) the sole member of each of the FCIP V General Partner (as defined below) and the FHPM General Partner (as defined below), with respect to the Shares held by each of the Farallon Funds other than F5MI and the Shares that as of the date hereof each of the Farallon Funds other than F5MI has the right to acquire upon the exercise of Warrants.

Page 33 of 39 Pages

The FCIP V General Partner

(xi)
Farallon Institutional (GP) V, L.L.C., a Delaware limited liability company (the “FCIP V General Partner”), which is the general partner of FCIP V, with respect to the Shares held by FCIP V and the Shares that as of the date hereof  FCIP V has the right to acquire upon the exercise of Warrants.

The F5MI General Partner

(xii)
Farallon F5 (GP), L.L.C., a Delaware limited liability company (the “F5MI General Partner”), which is the general partner of F5MI, with respect to the Shares held by F5MI and the Shares that as of the date hereof  F5MI has the right to acquire upon the exercise of Warrants.

The FHPM General Partner

(xiii)	Farallon Healthcare Partners (GP), L.L.C., a Delaware limited liability company (the “FHPM General Partner”), which is the general partner of FHPM, with respect to the Shares held by FHPM.

The Farallon Individual Reporting Persons

(xiv)
The following persons, each of whom is a managing member or senior managing member, as the case may be, of the Farallon General Partner and a manager or senior manager, as the case may be, of the FCIP V General Partner, the F5MI General Partner and the FHPM General Partner, with respect to the Shares held by the Farallon Funds and the Shares that as of the date hereof the Farallon Funds have the right to acquire upon the exercise of Warrants:  Joshua J. Dapice (“Dapice”); Philip D. Dreyfuss (“Dreyfuss”); Hannah E. Dunn (“Dunn”); Michael B. Fisch (“Fisch”); Richard B. Fried (“Fried”); Varun N. Gehani (“Gehani”); Nicolas Giauque (“Giauque”); David T. Kim (“Kim”); Michael G. Linn (“Linn”); Rajiv A. Patel (“Patel”); Thomas G. Roberts, Jr. (“Roberts”); Edric C. Saito (“Saito”); William Seybold (“Seybold”); Daniel S. Short (“Short”); Andrew J. M. Spokes (“Spokes”); John R. Warren (“Warren”); and Mark C. Wehrly (“Wehrly”).

Dapice, Dreyfuss, Dunn, Fisch, Fried, Gehani, Giauque, Kim, Linn, Patel, Roberts, Saito, Seybold, Short, Spokes, Warren and Wehrly are together referred to herein as the “Farallon Individual Reporting Persons.”

The citizenship of each of the Farallon Funds, the Farallon General Partner, the FCIP V General Partner, the F5MI General Partner and the FHPM General Partner is set forth above.  Each of the Farallon Individual Reporting Persons, other than Giauque and Spokes, is a citizen of the United States.  Giauque is a citizen of France.  Spokes is a citizen of the United Kingdom.  The address of the principal business office of each of the Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

Page 34 of 39 Pages

Item 3.	If This Statement Is Filed Pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), Check Whether the Person Filing Is an Entity Specified in (a) - (k):

Not applicable.

Item 4. Ownership

The information required by Items 4(a) – (c) and set forth in Rows 5 through 11 of the cover page for each Reporting Person is incorporated herein by reference for each such Reporting Person.

The Shares and Warrants reported hereby for the Farallon Funds are owned directly by the Farallon Funds. The Farallon General Partner, as general partner of FCP, FCIP, FCIP II, FCIP III, FCOI II and FCAMI and the sole member of the FCIP V General Partner and the FHPM General Partner, may be deemed to be a beneficial owner of all such Shares and Warrants owned by the Farallon Funds other than F5MI.  The FCIP V General Partner, as general partner of FCIP V, may be deemed to be a beneficial owner of all such Shares and Warrants owned by FCIP V. The F5MI General Partner, as general partner of F5MI, may be deemed to be a beneficial owner of all such Shares and Warrants owned by F5MI.  The FHPM General Partner, as general partner of FHPM, may be deemed to be a beneficial owner of all such Shares owned by FHPM.  Each of the Farallon Individual Reporting Persons, as a managing member or senior managing member, as the case may be, of the Farallon General Partner and a manager or senior manager, as the case may be, of the FCIP V General Partner, the F5MI General Partner and the FHPM General Partner, in each case with the power to exercise investment discretion, may be deemed to be a beneficial owner of all such Shares and Warrants owned by the Farallon Funds.  Each of the Farallon General Partner, the FCIP V General Partner, the F5MI General Partner, the FHPM General Partner and the Farallon Individual Reporting Persons hereby disclaims any beneficial ownership of any such Shares and Warrants.

Item 5. Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof each of the Reporting Persons has ceased to be a beneficial owner of more than five percent of the class of securities, check the following:

Item 6. Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

 Not applicable.

Item 8.	Identification and Classification of Members of the Group

The Reporting Persons are filing this Schedule 13G pursuant to Section 240.13d-1(c).  Consistent with Item 2 of the cover page for each Reporting Person above, the Reporting Persons neither disclaim nor affirm the existence of a group among them.

Page 35 of 39 Pages

Item 9. Notice of Dissolution of Group

Not applicable.

Item 10. Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under §240.14a-11.

Page 36 of 39 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 9, 2023

/s/ John R. Warren
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P. and
FARALLON CAPITAL (AM) INVESTORS, L.P.
By John R. Warren, Managing Member

/s/ John R. Warren
FARALLON INSTITUTIONAL (GP) V, L.L.C.
On its own behalf and
As the General Partner of
FOUR CROSSINGS INSTITUTIONAL PARTNERS V, L.P.
By John R. Warren, Manager

/s/ John R. Warren
FARALLON F5 (GP), L.L.C.
On its own behalf and
As the General Partner of
FARALLON CAPITAL F5 MASTER I, L.P.
By John R. Warren, Manager

/s/ John R. Warren
FARALLON HEALTHCARE PARTNERS (GP), L.L.C.
On its own behalf and
As the General Partner of
FARALLON HEALTHCARE PARTNERS MASTER, L.P.
By John R. Warren, Manager

/s/ John R. Warren

John R. Warren, individually and as attorney-in-fact for each of Joshua J. Dapice, Philip D. Dreyfuss, Hannah E. Dunn, Michael B. Fisch, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Edric C. Saito, William Seybold, Daniel S. Short, Andrew J. M. Spokes and Mark C. Wehrly

The Powers of Attorney executed by each of Dapice, Dreyfuss, Dunn, Fisch, Fried, Gehani, Giauque, Kim, Linn, Patel, Roberts, Saito, Seybold, Short, Spokes and Wehrly authorizing Warren to sign and file this Schedule 13G on his or her behalf, which were filed as exhibits to the Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on January 31, 2023 by such Reporting Persons with respect to the Class A Ordinary Shares of ARYA Sciences Acquisition Corp IV, are hereby incorporated by reference.

Page 37 of 39 Pages

EXHIBIT INDEX

EXHIBIT 1	Joint Acquisition Statement Pursuant to Section 240.13d-1(k)

Page 38 of 39 Pages

EXHIBIT 1
to
SCHEDULE 13G

JOINT ACQUISITION STATEMENT
PURSUANT TO SECTION 240.13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  February 9, 2023

/s/ John R. Warren
FARALLON PARTNERS, L.L.C.,
On its own behalf and
As the General Partner of
FARALLON CAPITAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P.,
FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P.,
FARALLON CAPITAL OFFSHORE INVESTORS II, L.P. and
FARALLON CAPITAL (AM) INVESTORS, L.P.
By John R. Warren, Managing Member

/s/ John R. Warren
FARALLON INSTITUTIONAL (GP) V, L.L.C.
On its own behalf and
As the General Partner of
FOUR CROSSINGS INSTITUTIONAL PARTNERS V, L.P.
By John R. Warren, Manager

/s/ John R. Warren
FARALLON F5 (GP), L.L.C.
On its own behalf and
As the General Partner of
FARALLON CAPITAL F5 MASTER I, L.P.
By John R. Warren, Manager

/s/ John R. Warren
FARALLON HEALTHCARE PARTNERS (GP), L.L.C.
On its own behalf and
As the General Partner of
FARALLON HEALTHCARE PARTNERS MASTER, L.P.
By John R. Warren, Manager

/s/ John R. Warren

John R. Warren, individually and as attorney-in-fact for each of Joshua J. Dapice, Philip D. Dreyfuss, Hannah E. Dunn, Michael B. Fisch, Richard B. Fried, Varun N. Gehani, Nicolas Giauque, David T. Kim, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., Edric C. Saito, William Seybold, Daniel S. Short, Andrew J. M. Spokes and Mark C. Wehrly

Page 39 of 39 Pages